Exhibit 99.1

NEWS RELEASE	Contact:	Dave Horin
Chief Financial Officer
(212) 356-0545

Rodman Reports Second Quarter 2010 Financial Results

New York, NY August 3, 2010 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced financial results for the first half and second quarter of 2010.

First Half 2010 Highlights:

  Investment banking revenue of $50.1 million, compared to $33.9 million in the first half of 2009.

  Revenue, excluding principal transactions, of $54.3 million, compared to $35.6 million in the first half of 2009.

  Net loss of $2.5 million, or $0.07 per diluted share. Operating net income of $3.2 million, or $0.08 per diluted share and an 11% pre-tax operating margin. A reconciliation between GAAP results and non-U.S. GAAP measures is contained in the tables that accompany this release, under “Non-U.S. GAAP Financial Measures”.

  66 financing transactions were completed raising $1.4 billion in the first half of 2010, compared to 32 financing transactions raising $519 million in the first half of 2009.

Second Quarter 2010 Highlights:

  Investment banking revenue of $20.8 million, compared to $27.0 million and $29.3 million in the second quarter of 2009 and the first quarter of 2010, respectively.

  Revenue, excluding principal transactions, of $23.7 million, compared to $27.8 million and $30.5 million in the second quarter of 2009 and the first quarter of 2010, respectively.

  Net loss of $4.6 million, or $0.12 per diluted share. Operating net income of $0.2 million, or $0.01 per diluted share and a 1% pre-tax operating margin. For the first quarter of 2010, the Company reported operating net income of $3.0 million, or $0.08 per diluted share and a 19% pre-tax operating margin. A reconciliation between GAAP results and non-U.S. GAAP measures is contained in the tables that accompany this release, under “Non-U.S. GAAP Financial Measures”.

  29 financing transactions were completed raising $439 million in the second quarter of 2010, compared to 25 financing transactions raising $410 million in the second quarter of 2009 and 37 financing transactions raising $938 million in the first quarter of 2010.

  The Company was once again ranked the number one investment bank in PIPE transactions by deal volume for the quarter and the first six months of 2010.1

The Company will hold a conference call this morning, August 3, 2010, at 10:00 AM Eastern Time to discuss these results (see “Conference Call Information” below).

1 Source: Sagient Research Systems, a leading publisher of independent research for the financial services and institutional investment communities.

Edward Rubin, Rodman & Renshaw’s CEO and President said, “Although our second quarter results were impacted by the lack of capital markets activity during the months of May and June, we generated $20.8 million in investment banking revenue and completed 29 financing transactions raising $439 million. Unlike some of our competitors, we have been successful in raising capital for our clients in these challenging times.

“Since the beginning of the third quarter, which continues to be a difficult market period, we generated approximately $8 million of investment banking revenue. This included a significant contribution from our Metals & Mining Group – one of our targeted verticals - which acted as an advisor to Zaporizhstal Group on one of the largest steel transactions of 2010, the sale of a 50% interest in the 5th largest steel mill in Ukraine to an investment group. This is a direct dividend on the Miller Mathis acquisition that we consummated in 2008 and demonstrates both our growing presence in this vertical as well as the success of our global outreach. Our deal pipeline remains solid, including 14 prospective public offerings that our Capital Markets Group currently has in registration. Subject to market conditions, we believe that this should result in deal related revenues in the latter half of the year assuming that the capital markets improve, advancing Rodman & Renshaw as the go-to investment bank for growth companies,” concluded Mr. Rubin.

BUSINESS HIGHLIGHTS

Investment Banking

Investment banking revenue was $20.8 million for the second quarter of 2010, which included $2.7 million related to warrants received as compensation for activities as underwriter or placement agent valued using Black-Scholes, compared to $27.0 million in investment banking revenue, which included $9.6 million related to warrants received, for the second quarter of 2009 and $29.3 million in investment banking revenue, which included $6.1 million related to warrants received, for the first quarter of 2010. Private placement and underwriting revenue for the second quarter of 2010 was $19.8 million, compared to $27.6 million for the first quarter of 2010. Strategic advisory fees for the second quarter of 2010 were $1.0 million, compared to $1.7 million for the first quarter of 2010.

Merchant Banking

Merchant banking revenue, consisting of gains (or losses) on investments by the Company’s Aceras BioMedical joint venture and other principal investments activity, was $1.1 million. The value of Aceras BioMedical’s assets was determined based on a valuation performed as of June 30, 2010, taking into consideration market prices, cash received, cost of the investment, market participant inputs, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which the Company’s investments are carried on its books are adjusted to estimated fair value at the end of each quarter taking into account general economic and stock market conditions. The gain recognized in the second quarter of 2010 mostly relates to gains from the other principal investments activity.

Sales & Trading

  Commissions for the second quarter were $1.0 million, compared to $0.7 million for the second quarter of 2009 and $1.0 million for the first quarter of 2010.

  Principal transactions revenue for the second quarter was a $7.4 million loss, compared to a $5.6 million gain for the second quarter of 2009 and a $2.8 million loss for the first quarter of 2010. The decline in the Company’s portfolio was consistent with the overall market decline in “micro-cap” China and Biotech securities. Since the fluctuation in value is outside of the Company’s control, it excludes such revenue or loss when recording income on a non-GAAP basis.

Operating Expenses

Compensation Expense

  Employee compensation and benefits expense for the second quarter of 2010 was $13.5 million, compared to $11.8 million for the second quarter of 2009 and $13.5 million for the first quarter of 2010.

  Employee compensation and benefits expense for the second quarter of 2010 and the first quarter of 2010 represented 82% and 49% of revenue, respectively. Employee compensation and benefits expense for the second quarter, excluding the $7.4 million principal transactions loss, represented 57% of transaction related revenue (revenue excluding principal transactions), compared to 43% in the second quarter of 2009.

  The Company had 130 full-time employees at June 30, 2010, compared to 127 full-time employees at March 31, 2010. Approximately 80% of the Company’s employees at June 30, 2010 were client facing employees.

Non-Compensation Expense

Non-compensation expense for the second quarter was $10.8 million, compared to $5.6 million for the second quarter of 2009 and $9.9 million for the first quarter of 2010. The increase in non-compensation in the second quarter was primarily due to expenses related to the Company’s London Investment Conference which was held during the second quarter and a write-off of customer relationship related intangible assets.

Income Taxes

Income tax benefit for the second quarter was $3.4 million which represents a 42.6% effective tax rate.

Capital

Cash and cash equivalents were $20.3 million at June 30, 2010, compared to $24.1 million at March 31, 2010. Liquid assets were $33.2 million at June 30, 2010, consisting of cash and cash equivalents, “Level I” assets less “Level I” liabilities and current receivables, compared to $37.6 million at March 31, 2010. The decrease in liquid assets primarily relates to tax payments of approximately $3.1 million and treasury stock repurchases of approximately $1.1 million. Book value per common share at June 30, 2010 was $1.52. Book value per common share is based on common shares outstanding including unvested and vested restricted stock and restricted stock units.

On May 25, 2010, the Board of Directors authorized a stock repurchase plan in which the Company may buy back up to $5 million of its shares. As of June 30, 2010, 348,700 shares have been repurchased at an aggregate cost of $1.1 million.

Conference Call Information

In conjunction with this earnings release, Rodman & Renshaw senior management will host a conference call at 10:00 AM Eastern Time, hosted by Mr. Edward Rubin, Chief Executive Officer and Mr. David Horin, Chief Financial Officer. Investors and analysts can participate in the conference call by dialing 1-877-407-8033 (United States) or 1-201-689-8033 (International).

The conference will be replayed in its entirety beginning at approximately 2:00 PM Eastern Time on August 3, 2010, through to 11:59 PM Eastern Time on August 10, 2010. If you wish to listen to the replay of this conference call, please dial 1-877-660-6853 (United States) or 1-201-612-7415 (International) and use Account #286, Conference # 353840.

The conference call will also be simultaneously broadcast live over the Internet, as well as for replay, and can be accessed through the webcasts and presentations tab of the investor relations section of the Rodman & Renshaw Capital Group, Inc. website located at www.rodm.com. Please allow for some time following the completion of the conference call to access the archive of the Webcast. Allow for time prior to the conference call Webcast to visit the web site and download the streaming media software required to listen to the Internet broadcast.

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. The company also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005.

For more information visit Rodman & Renshaw on the Internet at www.rodm.com.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements.

These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 16, 2010, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition as of June 30, 2010 (Unaudited) and December 31, 2009
Dollars in Thousands, Except Per Share Amounts

	June 30, 2010	December 31, 2009

Assets
Cash and cash equivalents
Unrestricted	$18,587	$12,603
Restricted	1,695	2,943
Total cash and cash equivalents	20,282	15,546
Financial instruments owned, at fair value	41,166	56,156
Private placement and other fees receivable	1,796	4,798
Receivable from brokers, dealers & clearing agencies	1,694	5,735
Prepaid expenses	1,126	781
Property and equipment, net	3,097	2,773
Other assets	10,956	7,136
Goodwill and other intangible assets, net	773	1,961
Total Assets	$80,890	$94,886

Liabilities and Stockholders’ Equity
Accrued compensation payable	$14,650	$10,098
Accounts payable and accrued expenses	4,857	6,217
Acquisitions related payables	1,787	2,826
Financial instruments sold, not yet purchased, at fair value	755	304
Total Liabilities	22,049	19,445

Stockholders’ Equity
Common stock, $0.001, par value; 100,000,000 shares authorized; 35,006,469 and 35,918,222 issued as of June 30, 2010 and December 31, 2009, respectively	35	36
Preferred stock, $0.001 par value; 1,000,000 authorized; none issued	-	-
Additional paid-in capital	73,015	75,989
Treasury stock, 40,000 shares in 2010, 534,500 shares in 2009	(123)	(1,034)
Accumulated deficit	(14,086)	(11,609)
Total common stockholders’ equity	58,841	63,382
Non-controlling interest	-	12,059
Total Stockholders’ Equity	58,841	75,441
Total Liabilities and Stockholders’ Equity	$80,890	$94,886

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations for the
Three and Six Months Ended June 30, 2010 and 2009 (Unaudited)
Amounts in Thousands, Except Per Share Amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Investment banking	$20,783	$26,993	$50,051	$33,876
Merchant banking	1,063	-	1,240	-
Commissions	972	705	1,986	1,513
Conference fees	879	-	879	-
Principal transactions	(7,350)	5,637	(10,160)	3,674
Interest and other income	42	60	120	171
Total revenues	$16,389	$33,395	$44,116	$39,234

Operating expenses:
Compensation and benefits	13,520	11,846	27,016	23,912
Conference expense	2,899	-	6,016	-
Professional and consulting	2,140	1,303	3,701	2,840
Occupancy and equipment rentals	786	784	1,554	1,577
Advertising and marketing	424	96	1,077	400
Communication and market research	870	649	1,631	1,302
Depreciation and amortization	334	741	854	1,375
Business development	1,540	486	2,535	1,024
Office supplies	90	167	298	259
Impairment of goodwill / other intangibles	933	644	933	1,327
Bad debt expense	-	272	485	449
Other	812	456	1,648	1,115
Total operating expenses	24,348	17,444	47,748	35,580
Operating income (loss)	(7,959)	15,951	(3,632)	3,654
Income tax expense (benefit)	(3,388)	23	(1,155)	9
Net income (loss) to common stockholders	$(4,571)	$15,928	$(2,477)	$3,645

Net income (loss) per common share:
Basic	$(0.12)	$0.45	$(0.07)	$0.10
Diluted	$(0.12)	$0.42	$(0.07)	$0.10

Weighted average common shares outstanding:
Basic	36,763	35,669	36,456	35,233
Diluted	36,763	37,883	36,456	37,156

The table below reconciles weighted average number of common shares outstanding, basic and diluted, for the three months and six months ended June 30, 2010 and 2009 (weighted average shares in thousands):

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2010	2009	2010	2009

Shares outstanding	(A)	35,255	34,854	35,311	34,710
Unearned restricted stock	(B)	(94)	(183)	(119)	(271)
Earned restricted stock units	(C)	1,602	998	1,264	794
Shares outstanding, basic		36,763	35,669	36,456	35,233
Stock options	(D)	-	35	-	65
Non-vested restricted stocks and RSUs	(D)	-	2,179	-	1,858
Shares outstanding, diluted		36,763	37,883	36,456	37,156

Due to the fact the Company had a net loss for the quarter and half ended June 30, 2010, the outstanding shares for the calculation of basic EPS and diluted EPS for that period are the same.

(A)	Shares outstanding represents shares issued less shares repurchased in treasury stock.

(B)

As restricted stock is contingent upon a future service condition, unearned shares are removed from shares outstanding in the calculation of basic EPS as the Company’s obligation to issue these shares remains contingent.

(C)

As earned restricted stock units are no longer contingent upon a future service condition and are issuable upon a certain date in the future, earned restricted stock units are added to shares outstanding in the calculation of basic EPS.

(D)

Calculated under the treasury stock method. The treasury stock method assumes the issuance of only a net incremental number of shares as proceeds from issuance are assumed to be used to repurchase shares at the average stock price for the period.

Non-U.S. GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the three months ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP measures is that GAAP accounting does in fact reflect the underlying financial results of the Company’s business. Therefore, management believes that the GAAP measures as well as the corresponding non-GAAP measures of the Company’s financial performance should be considered together.

A reconciliation of the Company’s GAAP net income (loss) for the second quarter of 2010, the first quarter of 2010 and the second quarter of 2009 to its non-GAAP net income for the second quarter of 2010, the first quarter of 2010 and the second quarter of 2009 is set forth below (in millions of dollars):

Net loss for the three months ended June 30, 2010	$(4.6)
Exclusion of principal transaction loss, net of related compensation and taxes	4.3
Exclusion of other intangible asset impairment charge, net of taxes	0.5
Non-GAAP net income for the three months ended June 30, 2010	$0.2

Net income for the three months ended March 31, 2010	$2.1
Exclusion of principal transaction loss, net of related compensation and taxes	0.9
Non-GAAP net income for the three months ended March 31, 2010	$3.0

Net loss for the six months ended June 30, 2010	$(2.5)
Exclusion of principal transaction loss, net of related compensation and taxes	5.2
Exclusion of other intangible asset impairment charge, net of taxes	0.5
Non-GAAP net income for the six months ended June 30, 2010	$3.2

Net income for the three months ended June 30, 2009	$15.9
Exclusion of principal transaction gain	(5.6)
Exclusion of goodwill impairment charge	0.6
Non-GAAP net income for the three months ended June 30, 2009	$10.9

Basic and diluted income (loss) per share is calculated by dividing net income by the weighted average number of common shares outstanding for the period.

The following table sets forth the Company’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted income (loss) per share for the second quarter of 2010, the first quarter of 2010 and the second quarter of 2009, after applying the adjustments described above:

Amounts in Thousands, Except Per Share Amounts	Three Months Ended			Six Months Ended
	**			**
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010
Weighted average shares:
Basic	36,763	36,149	35,669	36,456
Diluted	36,763	37,818	37,883	36,456

Income (loss) per share:
Basic	$(0.12)	$0.06	$0.45	$(0.07)
Diluted	$(0.12)	$0.06	$0.42	$(0.07)

Non-GAAP income per share:
Basic	$0.01	$0.08	$0.31	$0.09
Diluted	$0.01	$0.08	$0.29	$0.08

** Diluted EPS weighted average shares for the quarter and the half year ended June 30, 2010 is not the same as the diluted EPS weighted average shares on a non-GAAP basis. The amount of non-GAAP diluted EPS weighted average shares for the quarter and the half year ended June 30, 2010 is 37,800,000 and 38,619,000, respectively.

Pre-tax operating margin is calculated by dividing (a) operating income, with non-GAAP adjustments, less non-cash principal transaction revenue, net of compensation and non-controlling interest, by (b) total revenues, less non-cash principal transaction revenue and non-controlling interest.

Amounts in Millions, Except Percentages	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	June 30, 2010	March 31, 2010	June 30, 2010

Operating income (loss)	$(8.0)	$4.3	$(3.6)
Principal transaction revenue, less related compensation	7.4	1.4	8.8
Other intangible asset impairment charge	0.9	-	0.9
Adjusted operating income	$0.3	$5.7	$6.1

Total revenues	$16.4	$27.7	$44.1
Principal transaction revenue	7.4	2.8	10.2
Adjusted total revenues	$23.8	$30.5	$54.3

Pre-tax operating margin	1%	19%	11%